Exhibit 10.6

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF FEBRUARY 20, 2004 AMONG MOLLUSK HOLDINGS, L.L.C., BLESBOK LLC, NOBEL LEARNING COMMUNITIES, INC., THE SUBORDINATED GUARANTORS PARTY THERETO AND HARRIS TRUST AND SAVINGS BANK, AS AGENT, TO CERTAIN SENIOR INDEBTEDNESS DESCRIBED IN THE SUBORDINATION AGREEMENT, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR UPON REASONABLE SATISFACTION OF THE ISSUER HEREOF THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

NOBEL LEARNING COMMUNITIES, INC.

SENIOR SUBORDINATED NOTE

$5,000,000.00	Dated as of February 20, 2004

FOR VALUE RECEIVED, the undersigned, NOBEL LEARNING COMMUNITIES, INC., a Delaware corporation having an address at 1615 West Chester Pike, West Chester, Pennsylvania 19382 (the “Borrower”), hereby unconditionally promises to pay to the order of BLESBOK LLC or its registered permitted assigns (the “Holder”), at its offices located at 1250 Fourth Street, 6th Floor, Santa Monica, CA 90401, or such other places the Holder shall from time to time have designated to the Borrower in writing, the principal amount of FIVE MILLION AND 00/100 DOLLARS ($5,00,000.00), together with interest thereon, at the times and in the manner hereinafter provided.

1. Note Agreement. This Note is subject to the terms of a certain Senior Subordinated Note Agreement, dated as of February 20, 2004, by and among the Borrower, the Holder and Mollusk Holdings, L.L.C. (as the same may be amended or modified from time to time, the “Note Agreement”), a copy of which may be examined by the holder hereof during normal business hours at the Borrower’s offices. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Note Agreement.

2. Interest. From the date hereof and thereafter until repayment of this Note, interest shall accrue hereunder at the rate of thirteen and one-quarter percent (13.25%) per annum, compounded quarterly, subject to increase as provided in Sections 3.4 and 7.1 below. Interest shall be calculated on the basis of a 360-day year and shall be computed for each monthly payment period on the basis of 30 days having elapsed.

3. Payments.

3.1	Payment of Interest. Commencing on April 1, 2004 and continuing on each July 1, October 1, January 1 and April 1 thereafter until the Maturity Date (as defined below), the Borrower shall pay to the Holder an amount equal to all interest accruing on the principal balance of this Note from time to time outstanding.

3.2	Payment at Maturity. The Borrower shall pay to the Holder on or before August 15, 2009 (the “Maturity Date”) or upon the acceleration of this Note, the entire principal amount of this Note then outstanding together with all accrued and unpaid interest thereon.

3.3	Other Payment Provisions. All payments of principal and interest hereunder shall be payable to the Holder in lawful money of the United States of America not later than 2 p.m. on the date when due, without any offset or deduction whatsoever. Any payment coming due on a day which is not a business day within the State of California shall be made on the next succeeding such business day, and any such extension of the time of payment shall be included in the computation of interest hereunder.

3.4	Default Rate. If any payment of principal or interest due under this Note shall be overdue or if any of the other Obligations are not paid when due (regardless of whether any such payment is prohibited by any agreement including any subordination or similar agreement), such overdue amount shall bear interest from and after the date due, to and including the date when paid in full, at a rate equal to the lesser of (i) the maximum rate allowed by law, and (ii) sixteen percent (16%) per annum compounded quarterly (the “Default Rate”).

3.5	Prepayments. The principal amount of this Note may not be voluntarily prepaid for one year from the date hereof. Thereafter, the unpaid principal amount of this Note and any accrued and unpaid interest thereon may be prepaid, in whole or in part, at any time upon 10 days’ prior written notice to the Holder, without penalty or premium. Such prepayments shall be credited against principal in inverse order of maturity. Prepayments made without the required notice will not be credited against principal until 10 days after receipt.

3.6	Due on Sale. Notwithstanding anything herein or in the Note Agreement to the contrary, the entire indebtedness shall become due and payable upon the earlier of the Maturity Date or a Change of Control as defined in Section 2.1 of the Note Agreement.

4. Subordination. The indebtedness represented by this Note is subordinate to the Existing Senior Debt of the Borrower in the manner and to the extent set forth in the Subordination Agreement among the Borrower, the Holder, Mollusk Holdings, L.L.C. and Harris Trust and Savings Bank.

5. Assignment. The Borrower shall not assign any of its rights under this Note nor delegate any of its duties under this Note without the prior written consent of the Holder. For one-year from the date hereof, the Holder shall not transfer or assign this Note without the prior written consent of the Borrower, which consent shall not be unreasonably withheld. Except as provided in the immediately preceding sentence and subject to the provisions of Section 2.9 of the Subordination Agreement, this Note shall be freely assignable by the Holder.

6. Covenants and Agreements. The Borrower covenants and agrees that, so long as any indebtedness is outstanding, it will, unless the Holder shall otherwise consent prior thereto in writing, comply with and perform each of the covenants and agreements set forth in the Note Agreement, the terms and conditions of which Note Agreement are incorporated herein by this reference as if set forth at length herein.

7. Default and Acceleration.

7.1	Events of Default. Upon the occurrence of any Event of Default, all indebtedness shall accrue interest at the Default Rate and a default may be declared hereunder at the option of the Holder, without presentment, demand, protest or further notice of any kind (all of which are hereby expressly waived). Upon the occurrence of any Event of Default, the Holder shall be entitled to exercise any or all of the rights and remedies described in this Note and the Note Agreement, at its option, in addition to such other rights and remedies as may be available at law or in equity. At any time after a declaration of default hereunder, but before a judgment or decree for the payment of money has been obtained, the Holder may, by written notice, rescind the declared default if the Borrower has paid a sum sufficient to pay all overdue interest and overdue principal amounts, all interest on the overdue installments of interest and/or principal at the Default Rate, and the Holder’s reasonable costs of enforcing its rights hereunder (including reasonable attorneys’ fees and disbursements).

7.2	No Waiver. No course of dealing between the Holder and any other party hereto or any failure or delay on the part of the Holder in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Holder under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

8. Definitions. The term “indebtedness” as used herein shall mean the Obligations, including principal, interest and expenses whether contingent, now due or hereafter to become due, and whether heretofore or contemporaneously herewith or hereafter contracted.

9. Waiver of Trial by Jury. The Borrower agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by the Holder on or with respect to this Note or any event, transaction or occurrence arising out of or in any way connected with the Note Agreement or the dealing of the parties with respect thereto, shall be tried only by a court and not by a jury. THE BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. The Borrower acknowledges and agrees that the Holder would not extend credit under the Note Agreement to the Borrower and would not purchase this Note if this waiver of jury trial were not part of the Note Agreement and this Note.

10. Venue; Service of Process. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Central District of California and of any California State court sitting in the City of Los Angeles for purposes of all legal proceedings arising out of or relating to this Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower agrees that service of any summons or complaint, and other process which may be served in any action, may be made by mailing via registered mail or delivering a copy of such process to the Borrower, and the Borrower hereby agrees that this submission to jurisdiction and consent to service of process are reasonable and made for the express benefit of the Holder.

11. Controlling Law. This Note and all matters related hereto shall be governed in accordance with the laws of the State of California, without regard to its principles of conflicts of law.

12. Series of Notes. This Note is one of a series of Senior Subordinated Notes in the aggregate principal amount of $10,000,000 issued by the Borrower pursuant to the Note Agreement (together the “Senior Subordinated Notes”). The rights of each of the Lenders to receive payments under the Senior Subordinated Notes and the Note Agreement shall be on a pari passu basis with one another and in the event that any amount being paid or collected is not sufficient to pay in full all amounts then owed under all of the Senior Subordinated Notes and the Note Agreement the amount being paid or collected shall be allocated and paid to all of the Lenders pro rata based upon the amount then owed by the Borrower to each such Lender under the Senior Subordinated Notes and the Note Agreement.

IN WITNESS WHEREOF, the undersigned have duly caused this instrument to be executed and delivered as of the date first above written.

WITNESS/ATTEST:		“BORROWER”:

NOBEL LEARNING COMMUNITIES, INC.
a Delaware corporation

By:	/s/ Kathy E. Herman	By:	/s/ Thomas Frank	(SEAL)
	Kathy E. Herman Vice President, General Counsel and Assistant Secretary		Thomas Frank Chief Financial Officer